UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/27/2006

SCANSOURCE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26926

SC	57-0965380
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6 Logue Court, Greenville, SC 29615
(Address of principal executive offices, including zip code)

864-288-2432
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On November 30, 2006, ScanSource, Inc. (the "Company") announced that, in response to the Company's request for a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"), NASDAQ has scheduled a hearing for January 11, 2007. The Company requested the hearing in response to the receipt by the Company of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as a result of the delayed filing of the Company's Form 10-Q for the quarter ended September 30, 2006. Under NASDAQ rules, pending a decision by the Panel, the Company's common stock will remain listed on the NASDAQ Stock Market.

The Company was notified on November 27, 2006 that a shareholder derivative action was filed on November 21, 2006 in the United States District Court for the District of South Carolina, Greenville Division by a purported shareholder of the Company, derivatively on behalf of the Company, against certain present or former directors or officers of the Company and, nominally, against the Company, asserting various causes of action in connection with alleged backdating of certain stock option grants.

As previously disclosed, the Company's Board of Directors has appointed a Special Committee to conduct a review of the Company's stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

A copy of the Company's press release regarding these events is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

    99.1 - Press Release dated November 30, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCANSOURCE INC

Date: November 30, 2006	By:	/s/ Richard P. Cleys
Richard P. Cleys
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated November 30, 2006